Exhibit 99.1

FOR IMMEDIATE RELEASE

HomeAway, Inc. Reports Fourth Quarter and 2011 Financial Results

– 2011 Total revenue of $230.2 million, up 37.1% year-over-year

– 2011 Adjusted EBITDA of $66.8 million, up 54.5% year-over-year

– TTM Free Cash Flow generation of $64.0 million, up 24.4% year-over-year

Austin, Texas–February 22, 2012 – HomeAway, Inc. (NASDAQ: AWAY), the world’s largest online marketplace for vacation rentals, today reported its financial results for the fourth quarter and year ended December 31, 2011.

Management Commentary

“2011 was a year of significant accomplishment for HomeAway®, characterized by strong financial performance, continued product innovation and ongoing marketplace optimization,” says Brian Sharples, Chief Executive Officer of HomeAway. “Since becoming a publicly traded company in June, we have made tremendous progress towards achieving our stated growth initiatives while delivering consistent revenue and EBITDA growth and strong free cash flow generation. At the same time, we have strengthened the reach of our platform, growing our global online vacation rental marketplace to include more than 640,000 listings in over 168 countries worldwide. Distributing enhanced value across this platform has remained top-of-mind. 2011 marked the introduction of several value-added products and services, including tiered pricing and geographic bundling aimed at property owners and managers and traveler insurance products aimed at consumers.”

Mr. Sharples added, “Looking ahead to 2012, we will continue to focus on expanding the size and scope of our reach, while concurrently distributing our value-added services across our online marketplace and optimizing our platform to do so efficiently. We recognize that we are still in the very early days of building this Company and we look forward to leveraging our market-leading position to capture the opportunities that lie ahead.”

Fourth Quarter 2011 Financial Highlights

•

Total revenue increased 28.5% to $58.5 million from $45.5 million in the fourth quarter of 2010. Growth in total revenue primarily reflects record strength in renewal rates, increases in new listings and the benefit of new ancillary service revenue.

•	Listing revenue increased 25.9% to $50.8 million from $40.3 million in the fourth quarter of 2010.

•

Adjusted EBITDA increased 83.9% to $16.7 million from $9.1 million in the fourth quarter of 2010. As a percentage of revenue, Adjusted EBITDA was 28.6%, an increase of approximately 860 basis points over 20.0% in the fourth quarter of 2010.

•	Free cash flow increased 19.1% to $15.4 million from $13.0 million in the fourth quarter of 2010.

•

Net loss attributable to common stockholders was $256 thousand, or $0.00 per diluted share compared to a net loss of $10.6 million or $0.27 per diluted share in the fourth quarter of 2010. This measure per diluted share excludes the impact of cumulative preferred stock dividends and discount accretion, which represented $8.9 million, or $0.23 per share, in the fourth quarter of 2010.

•	Cash, cash equivalents and short-term investments as of December 31, 2011 were $184.0 million.

2011 Financial Highlights

•	Total revenue increased 37.1% to $230.2 million from $167.9 million in 2010.

•	Listing revenue increased 30.5% to $199.5 million from $152.9 million in 2010.

•	Adjusted EBITDA increased 54.5% to $66.8 million from $43.2 million in 2010. As a percentage of revenue, Adjusted EBITDA was 29.0%, an increase of approximately 325 basis points over 25.7% in 2010.

•	Free cash flow increased 24.4% to $64.0 million from $51.5 million for the prior year.

•

Net loss attributable to common stockholders was $18.5 million, or $0.31 per diluted share compared to a net loss of $18.3 million or $0.48 per diluted share in 2010. This measure per diluted share includes the impact of cumulative preferred stock dividends and discount accretion of $24.7 million, or $0.41 per share, in the full year 2011 and $35.2 million, or $0.92 per share, in the full year 2010. As of December 31, 2011, the Company no longer had any preferred stock outstanding.

Key Business Metrics

•	Paid listings were 640,925, a year-over-year increase of 21.5% from 527,535 at the end of the fourth quarter of 2010.

•

Average revenue per listing during the fourth quarter was $321, compared to $311 during the fourth quarter of 2010. Average revenue per listing during the full year of 2011 was $341, compared to $318 during the full year of 2010.

•	Renewal rate was 76.8%, compared to 75.9% at the end of the fourth quarter of 2010 and 76.4% at the end of the third quarter of 2011.

•

Visits were 97.1 million during the fourth quarter, according to the Company’s internal metrics, an increase of 21.8% year-over-year. According to the Company’s internal metrics, visits during the full year of 2011 were 495.2 million, an increase of 24.3% year-over-year.

Business Outlook

HomeAway management currently expects to achieve the following results for its first quarter ending March 31, 2012 and the year ending December 31, 2012, as follows:

First Quarter 2012

•	Total revenue is expected to be in the range of $63.7 to $64.0 million.

•	Adjusted EBITDA is expected to be in the range of $13.0 to $13.1 million.

Full Year 2012

•	Total revenue is expected to be in the range of $276.0 to $280.0 million.

•	Adjusted EBITDA is expected to be in the range of $80.0 to $82.0 million.

The above statements are based on current expectations and actual results may differ materially as explained in the “Cautionary Statement Regarding Forward-looking Statements” below. Information about HomeAway’s use of non-GAAP financial measures and key business metrics is provided below under the captions “Use of Non-GAAP Financial Measures” and “Use of Key Business Metrics”.

Conference Call & Webcast Information

HomeAway will host a conference call to review and discuss its fourth quarter and full year 2011 results today at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To participate in the conference call, investors should join ten minutes prior to the scheduled start time. Callers in the United States and Canada should join by dialing (888) 846-5003, passcode 4514261. Callers outside the United States and Canada should join by dialing (480) 629-9856, passcode 4514261. In addition, a live webcast of the call will be accessible through the Investor Relations section of HomeAway’s® website at http://investors.homeaway.com and will be archived online for 60 days upon completion of the conference call. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 7:30 p.m.

Eastern Time / 6:30 p.m. Central Time on February 22, 2012 until 11:59 p.m. Eastern Time / 10:59 p.m. Central Time on March 7, 2012 by dialing (877) 870-5176, passcode 4514261, in the United States and Canada or (858) 384-5517 outside the United States and Canada, passcode 4514261.

About HomeAway

HomeAway, Inc., based in Austin, Texas, is the worldwide leader in online vacation rentals, with sites representing more than 640,000 paid vacation rental home listings throughout more than 168 countries. Through HomeAway owners and property managers offer an extensive selection of vacation homes that provide travelers with memorable experiences and benefits, including more room to relax and added privacy, for less than the cost of traditional hotel accommodations. The company also makes it easy for vacation rental owners and property managers to advertise their properties and manage bookings online. The HomeAway portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es in Spain; AlugueTemporada.com.br in Brazil; and HomeAway.com.au in Australia.

In addition, HomeAway operates BedandBreakfast.com, the most comprehensive global site for finding bed-and-breakfast properties, providing travelers with another source for unique lodging alternatives to chain hotels. For more information about HomeAway, please visit www.HomeAway.com.

Cautionary Statement Regarding Forward-looking Statements

This press release contains “forward-looking” statements, subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which are based on HomeAway management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning HomeAway’s expected, possible or assumed future results of operations, business outlook, potential business strategies, ability to expand the size and scope of HomeAway’s reach, ability to distribute value-added services across HomeAway’s online marketplace, ability to optimize our platform efficiently, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition.

Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “continues,” “plans,” “believes,” “expects,” “anticipates,” “could,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause HomeAway’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to the following: (a) HomeAway’s inability to attract and maintain a critical mass of property listings and travelers, (b) a decrease in renewal of listings, (c) HomeAway’s inability to effectively manage its growth, (d) HomeAway’s inability to increase sales to existing property owners and managers and attract new ones, (e) changes in HomeAway’s pricing policies or those of its competitors, (f) HomeAway’s inability to effectively integrate acquired businesses successfully, (g) the impact of general economic conditions, (h) fluctuations in foreign exchange rates, and (i) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), including HomeAway’s Prospectus previously filed with the SEC pursuant to Rule 424(b)(4) on June 28, 2011 and HomeAway’s most recent 10-Q, filed on November 4, 2011. All information provided in this press release is as of the date hereof and, except as required by law, HomeAway assumes no obligation to update this information, even if new information becomes available in the future.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures: Adjusted EBITDA and free cash flow. Adjusted EBITDA, and free cash flow are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. HomeAway defines Adjusted EBITDA as its net income (loss) plus depreciation;

amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense, all net of any foreign exchange income or expense. HomeAway defines free cash flow as its cash provided by operating activities, adjusted for cash interest expense and income, and subtracting capital expenditures. For the purpose of calculating free cash flow, HomeAway considers purchases of property, equipment, tenant improvements for its offices, and software licenses (including costs associated with internally developed software) as capital expenditures.

HomeAway management believes that the use of Adjusted EBITDA and free cash flow are useful to investors in evaluating its operating performance for the following reasons:

•

HomeAway management uses Adjusted EBITDA and free cash flow in conjunction with GAAP financial measures as part of its assessment of its business and in communications with its board of directors concerning its financial performance;

•

Adjusted EBITDA and free cash flow provide consistency and comparability with HomeAway’s past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•

Securities analysts use Adjusted EBITDA and free cash flow as supplemental measures to evaluate the overall operating performance of companies, and HomeAway management anticipates that its investor and analyst presentations will include Adjusted EBITDA and free cash flow; and

•

Adjusted EBITDA excludes non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of HomeAway’s business operations and can vary significantly between periods.

Adjusted EBITDA and free cash flow should not be reviewed in isolation. Investors should consider them in addition to, and not as substitutes for, measures of HomeAway’s financial performance reported in accordance with GAAP. HomeAway’s Adjusted EBITDA or free cash flow may not be comparable to similarly titled measures of other companies because other companies may not calculate such measures in the same manner as HomeAway does. Adjusted EBITDA and free cash flow have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA and free cash flow do not reflect any cash requirements for these replacements. In addition, neither of these measures reflects future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Use of Key Business Metrics

A paid listing is defined by HomeAway as a fee to list a property advertisement on one or more websites in its marketplace. A paid listing allows a property owner or manager to include a description of the property, along with location, pricing, availability, a specified number of photos and contact information. Most listings are sold on a subscription basis, and some listing packages may include listings on more than one of HomeAway’s websites. When purchased at the same time in one bundle, HomeAway counts this as one paid listing.

Average revenue per listing is computed by HomeAway as listing revenue for the period divided by the average of paid listings at the beginning and end of the period and then annualizing the result. The price of listings varies by website and can include various additional fees associated with listing enhancements. The average revenue per listing may fluctuate based on the timing and nature of acquisitions, impacting the number of average paid listings for a given period; changes in HomeAway’s base pricing; uptake of listing enhancements; changes in the pricing of enhancements; changes in brand mix; and the impact of foreign exchange rates on HomeAway’s listing revenue outside of the United States.

The renewal rate for HomeAway’s subscription listings at the end of any period is defined as the percentage of those paid listings that were active at the end of the period ended twelve months prior that are still active as of the end of the reported period. HomeAway does not include all brands in its calculation of renewal rate. Brands included in the calculation of renewal rate for the period ended December 31, 2011 were HomeAway.com, VRBO.com, VacationRentals.com, Fe-Wo-Direckt.de, Holiday-Rentals.co.uk, OwnersDirect.co.uk, Abritel.fr, Homelidays.com and AlugueTemporada.com.br.

HomeAway, Inc.

Condensed Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenue:
Listing	$50,790	$40,339	$199,457	$152,890
Other	7,665	5,145	30,766	14,994

Total revenue	58,455	45,484	230,223	167,884
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below )	8,908	7,443	34,456	25,647
Product development	8,655	5,973	32,744	18,703
Sales and marketing	20,403	16,173	81,532	58,376
General and administrative	12,882	12,272	47,268	41,445
Amortization expense	2,689	2,712	11,542	9,953

Total costs and expenses	53,537	44,573	207,542	154,124

Operating income	4,918	911	22,681	13,760
Other income (expense):
Interest expense	—	—	—	(22)
Interest income	134	49	374	208
Other expense, net	(2,249)	(828)	(4,384)	(3,326)

Total other income (expense)	(2,115)	(779)	(4,010)	(3,140)

Income before income taxes	2,803	132	18,671	10,620
Income tax (expense) benefit	(3,059)	(1,762)	(12,493)	6,314

Net (loss) income	(256)	(1,630)	6,178	16,934
Cumulative preferred stock dividends and discount accretion
	—	(8,937)	(24,678)	(35,224)

Net loss attributable to common stockholders	$(256)	$(10,567)	$(18,500)	$(18,290)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.00)	$(0.27)	$(0.31)	$(0.48)

Weighted average number of shares outstanding:
Basic and diluted	80,499	38,666	59,549	38,143

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$118,208	$65,697
Short-term investments	65,748	11,812
Accounts receivable, net of allow ance for doubtful accounts of $425 and $120 as of December 31, 2011 and December 31, 2010, respectively	15,929	8,961
Income tax receivable	—	845
Prepaid expenses and other current assets	5,680	4,138
Restricted cash	1,039	862
Deferred tax assets	4,090	2,572

Total current assets	210,694	94,887
Property and equipment, net	25,865	21,545
Goodw ill	301,015	300,780
Intangible assets, net	61,515	69,790
Restricted cash	244	2,000
Deferred tax assets	1,794	303
Other non-current assets	3,504	437

Total assets	$604,631	$489,742

Liabilities, redeemable preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$3,102	$4,812
Income tax payable	6,283	2,465
Accrued expenses	26,931	21,974
Deferred revenue	101,955	86,120
Deferred tax liabilities	92	—

Total current liabilities	138,363	115,371
Deferred revenue, less current portion	2,608	2,431
Deferred tax liabilities	16,224	6,073
Other non-current liabilities	6,427	3,976

Total liabilities	163,622	127,851

Commitments and contingencies
Redeemable preferred stock
Series A	—	48,931
Series B	—	7,975
Convertible redeemable preferred stock
Series C	—	124,318
Series D	—	297,741
Stockholders’ equity (deficit)
Common stock	8	4
Additional paid-in capital	558,667	—
Accumulated other comprehensive loss	(6,480)	(3,732)
Accumulated deficit	(111,186)	(113,346)

Total stockholders’ equity (deficit)	441,009	(117,074)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$604,631	$489,742

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Twelve Months Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$6,178	$16,934
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,429	5,888
Amortization of intangible assets	11,542	9,953
Amortization of note discount and other	352	396
Stock-based compensation	23,933	13,512
Excess tax (benefit) shortfall from stock-based compensation	(505)	9
Deferred income taxes	8,630	(11,384)
Gain on sale of investments and other	(95)	(12)
Unrealized foreign exchange loss	2,086	2,170
Realized loss on foreign currency forwards	2,537	483
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(7,170)	(4,280)
Income tax receivable	1,057	35
Prepaid expenses and other current assets	(6,297)	(900)
Accounts payable	(1,676)	1,800
Accrued expenses	4,864	5,181
Income taxes payable	4,271	1,149
Deferred revenue	16,420	20,658
Deferred rent and other non-current liabilities	2,416	265

Net cash provided by operating activities	76,972	61,857

Cash flows from investing activities
Cash paid for businesses acquired, net of cash acquired	(4,748)	(70,466)
Change in restricted cash	1,538	—
Cash paid for trademarks and other assets acquired	(302)	(92)
Purchases of short-term investments	(66,206)	(86,890)
Proceeds from sales and maturities of marketable securities and other	11,731	87,296
Net settlement of foreign currency forwards	(2,537)	(483)
Purchases of property and equipment	(12,978)	(10,396)

Net cash used in investing activities	(73,502)	(81,031)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	3,950	1,608
Shares withheld for employee taxes	(1,131)	—
Payment of dividends on preferred stock	(54,436)	(4,065)
Proceeds from initial public offering, net underwriting discount and offering cost	146,193	447
Payment for repurchase of preferred stock	(43,451)	(3,942)
Excess tax benefit from stock-based compensation	505	—

Net cash provided by (used in) financing activities	51,630	(5,952)

Effect of exchange rate changes on cash	(2,589)	(1,602)
Net increase (decrease) in cash and cash equivalents	52,511	(26,728)
Cash and cash equivalents at beginning of period	65,697	92,425

Cash and cash equivalents at end of period	$118,208	$65,697

HomeAway, Inc.

Schedule of Non-GAAP Reconciliations

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net (loss) income	$(256)	$(1,630)	$6,178	$16,934
Add:
Depreciation and amortization	4,898	4,318	19,971	15,841
Stock-based compensation	6,754	3,787	23,933	13,512
Interest expense	—	—	—	22
Interest income	(134)	(49)	(374)	(208)
Foreign exchange expense	2,395	902	4,555	3,433
Income tax expense (benefit)	3,059	1,762	12,493	(6,314)

Adjusted EBITDA	$16,716	$9,090	$66,756	$43,220

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Cash provided by operating activities	$19,501	$17,202	$76,972	$61,857
Cash paid for interest	—	—	—	—
Capital expenditures	(4,074)	(4,248)	(12,978)	(10,396)

Free cash flow	$15,427	$12,954	$63,994	$51,461

HomeAway, Inc.

Supplemental Financial Information

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Stock-based compensation:
Cost of revenue	$491	$269	$1,805	$862
Product development	1,395	686	5,023	2,424
Sales and marketing	1,750	527	6,292	1,730
General and administrative	3,118	2,305	10,813	8,496

Total	$6,754	$3,787	$23,933	$13,512

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Depreciation:
Cost of revenue	$705	$581	$2,703	$2,079
Product development	493	339	1,885	1,211
Sales and marketing	714	423	2,763	1,605
General and administrative	297	263	1,078	993

Total	$2,209	$1,606	$8,429	$5,888

Investor Contact:

HomeAway Investor Relations

(512) 505-1700

investors@homeaway.com

or Addo Communications at (310) 829-5400

Media Contact:

Eileen Buesing

Senior Director of Global Public Relations, HomeAway, Inc.

(512) 493-0375

ebuesing@homeaway.com

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